RESTATED ARTICLES OF INCORPORATION
                                     OF
                        MUTUAL HEALTH SYSTEMS, INC.
          (changing its name to Gentle Dental Service Corporation)


     Pursuant to RCW 23B.10.070, Mutual Health Systems, Inc. adopts the following Restated Articles of Incorporation, which shall supersede its heretofore existing Articles of Incorporation and all amendments thereto.


                                 ARTICLE I

                                    Name
                                    ----

     The name of this Corporation is Gentle Dental Service Corporation.


                                 ARTICLE II

                               Capital Stock
                               -------------

     A. The Corporation is authorized to issue a total of Eighty Million (80,000,000) shares, without par value, consisting of Fifty Million (50,000,000) shares of Common Stock and Thirty Million (30,000,000) shares of Preferred Stock.

     B. Holders of Common Stock are entitled to one vote per share. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

     C. The Board of Directors is authorized, subject to limitations prescribed by the Washington Business Corporation Act, as amended from time to time (the "Act"), and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

          (1) The number of shares in and the distinguishing designation of that series;

          (2) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;
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          (3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

          (4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

          (5) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

          (6) The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

          (7) Any other rights, preferences and limitations of that series that are permitted by law to vary.

     D. When these Restated Articles of Incorporation become effective, each of the shares of Class A Voting Common Stock issued and outstanding of the Corporation immediately prior thereto shall be reclassified and changed into and shall constitute one-half of a fully paid and nonassessable share of Common Stock of the Corporation, without further action of any kind. After such time, each holder of shares of Class A Voting Common Stock shall present the certificate representing such shares to the Corporation and receive promptly in exchange therefore a new certificate representing the number of shares Common Stock into which such shares have been reclassified. Until so surrendered, each certificate which prior to the reclassification represented shares of Class A Voting Common Stock shall be deemed, for all purposes, to evidence ownership of the number of shares of Common Stock into which such shares shall have been reclassified. No fractional shares of Common Stock shall be issued pursuant to this reclassification; any fractional amount resulting from the reclassification as described above shall be rounded up to the nearest full share.


                                ARTICLE III

                            No Preemptive Rights
                            --------------------

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

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
                                 ARTICLE IV

                       Number and Tenure of Directors
                       ------------------------------

     This Corporation shall have at least three directors, the actual number to be fixed in accordance with the Bylaws. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class ("Class I") to expire at the 1997 annual meeting of shareholders, the term of office of the second class ("Class II") to expire at the 1998 annual meeting of shareholders and the term of office of the third class ("Class III") to expire at the 1999 annual meeting of shareholders. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected to serve three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. If the number of directors is changed pursuant to the Bylaws, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes so as to make all classes as nearly equal as possible.


                                 ARTICLE V

                             Cumulative Voting
                             -----------------

     There shall be no cumulative voting of shares in this Corporation.


                                 ARTICLE VI

             Shareholder Voting on Significant Corporate Action
             --------------------------------------------------

     Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.

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
                                ARTICLE VII

                      Limitation on Director Liability
                      --------------------------------

     To the fullest extent permitted by Washington law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.


                                ARTICLE VIII

                        Indemnification of Directors
                        ----------------------------

     To the fullest extent permitted by its Bylaws and Washington law, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

                                  MUTUAL HEALTH SYSTEMS, INC.


                                  By
                                     -------------------------------------
                                     Dany Y. Tse
                                     President and Chief Executive Officer

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